Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
	)	CONSENT ORDER,
In the Matter of	)	ORDER FOR RESTITUTION,
	)	AND ORDER TO PAY
MONTEREY COUNTY BANK	)	CIVIL MONEY PENALTY
MONTEREY, CALIFORNIA	)
	)	Docket FDIC-09-081b
(INSURED STATE NONMEMBER BANK))		& FDIC-10-221k
)
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Monterey County Bank, Monterey, California (“Bank”) under Section 3(q) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1813(q)(3).

The FDIC has reason to believe that the Bank has engaged in unsafe or unsound banking practices, and engaged in deceptive practices in violation of Section 5 of the Federal Trade Commission Act (“Section 5”), 15 U.S.C. § 45(a)(1), and the Fair Debt Collection Practices Act (“FDCPA”), 15 U.S.C. § 1601 et seq., as amended, in connection with the Bank’s credit card relationship with Tighorn Financial Services, LLC (“Tighorn”) and the Bank’s stored value debit card relationship with EDebit Pay, LLC aka EDP Technologies Corporation (“EDP”).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation to the Issuance of a Consent Order, Order for Restitution and Order to Pay (“Stipulation”) dated August 27, 2010, that is accepted by the FDIC.  With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or other violations of law or regulation to the issuance of this Consent Order, Order for

Restitution and Order to Pay Civil Money Penalty (collectively referred to as “Order”) by the FDIC.

Having determined that the requirements for issuance of an order under Sections 8(b) and 8(i) if the FDI Act, 12 U.S.C. § 1818(b) & (i) have been satisfied, the FDIC hereby orders the Bank and its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), to take the following actions.

I.                                         CONSENT ORDER

A.           The FDIC hereby orders that the Bank, its institution-affiliated parties and its successors and assigns:

1.                                       Refrain from offering credit cards which are intended for the transfer and payment of charged-off consumer debt (“Balance Transfer Credit Cards”) without disclosing the age of the debt and the fact that the transferred debt is time-barred and/or no longer reportable by credit reporting agencies;

2.                                       Refrain from offering Balance Transfer Credit Cards to consumers when the Bank does not have sufficient substantiation that the debtor is obligated for the amount of indebtedness subject to the Balance Transfer;

3.                                       Refrain from misleading consumers about the utility of Balance Transfer Credit Cards advertised as credit cards when, in fact, the consumers have no available credit at the time the credit card is issued;

4                                          Refrain from misrepresenting debt collection programs as a credit card offer;

5.                                       Refrain from misleading consumers regarding the interest charged on debt transferred to Balance Transfer Credit Cards; and

6.                                       Refrain from misleading consumers concerning the fees associated with stored value debit cards through website solicitations for the cards.

B.             It is further ordered that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1.                                       BOARD OF DIRECTORS

(a)                                  From the effective date of this Order, the Board shall participate fully in the oversight of the Bank’s compliance management system, to include assuming full responsibility for the approval of sound compliance policies and objectives and for the supervision of all the Bank’s compliance-related activities, consistent with the role and expertise commonly expected for directors of banks of comparable size and complexity.

(b)                                 Within 30 days from the effective date of this Order, the Bank’s Board shall establish a compliance committee comprised of at least three directors who are not officers of the Bank (“Compliance Committee”).

(i)                                     The Compliance Committee shall meet at least monthly and, at a minimum, the following areas shall be reviewed and approved:  minutes of the Compliance Committee, Compliance Officer reports, Compliance Management Program audit reports, compliance program policies, and compliance with this Order.

(ii)                                  The Compliance Committee shall report its monthly discussions to the Board and the Board minutes shall document the review and approval of all items before the Board, including the names of any dissenting directors.

(iii)                               The Board, in conjunction with the Compliance Committee, shall allocate resources that are:

(A)                              Commensurate with the level of complexity of the Bank’s operations to ensure the establishment and implementation of an adequate Compliance Management System, including procedures ensuring the Bank’s compliance with consumer protection laws, regulatory guidance, regulations, and policies (“Consumer Laws”); and

(B)                                Sufficient to ensure the Bank’s compliance with this Order.

(iv)                              The Board, in conjunction with the Compliance Committee, shall:

(A)                              Ensure that the duties and responsibilities of the Compliance Officer are clearly defined and provide for accessibility to both the Board and the Compliance Committee;

(B)                                Require the Compliance Officer to provide to the Compliance Committee monthly written reports, including but not limited to the enactment and/or promulgation of new Consumer Laws and changes to existing Consumer Laws, training performed, monitoring and audits performed, corrective action taken, and compliance with this Order;

(C)                                Ensure that the Compliance Officer has and retains sufficient authority and independence to implement policies related to Consumer Laws and to institute corrective action as needed.  This authority shall include the ability to cross departmental lines, have access to all areas of the Bank’s operations, and effectuate corrective action upon discovering deficiencies; and

(D)                               Ensure that the Compliance Officer receives ongoing training, sufficient time, and adequate resources to effectively oversee, coordinate, and implement the Bank’s Compliance Management System.

(c)                                  Within 90 days from the effective date of this Order, the Board shall develop and adopt a comprehensive educational program for periodic training for each member of the Board.  The educational program shall specifically address Consumer Laws.

2.                                       OVERSIGHT OF THIRD-PARTY AGREEMENTS AND SERVICES

(a)                                  Within 60 days from the effective date of this Order, the Bank shall develop and maintain effective monitoring, training, and audit procedures to review each aspect of the Bank’s agreements with third parties and the services performed for the Bank pursuant to these agreements (“Third-Party Agreements and Services”).  The policies and procedures shall, at a minimum, provide for:

(i)                                     Bank review and approval of copies of (A) all marketing and solicitation materials, including direct mail or internet solicitations, promotional materials, advertising, telemarketing scripts (“Marketing and Solicitation Materials”), and (B) other materials provided to consumers generated in connection with the administration and servicing of the Third-Party Agreements and Services;

(ii)                                  Maintenance of records of all service provider agreements and approved marketing and solicitation materials,  including any changes or amendments with respect to such materials;

(iii)                               Monitoring of the performance of marketing and solicitation programs for new accounts;

(iv)                              Prompt notification to the Bank by any third-party provider of all regulatory agencies’ inquiries, customer complaint correspondence, and/or legal action received from any third party with respect to third-party debit and credit card programs (other than routine requests such as requests to cease and desist collection contact), and maintenance by the Bank of all such documents;

(v)                                 Procedures for promptly addressing and resolving consumer complaints regarding third-party debit and credit card programs, regardless of the source;

(vi)                              Bank review of all third-party debit and credit card program partners’ credit, fraud, and risk management materials, including policy manuals and practices, to determine compliance with all Consumer Laws, and

(vii)                           An effective training program that includes comprehensive training in all Consumer Laws, including Section 5, the FDCPA, and all implementing rules and regulations, regulatory guidance, and statements of policy for appropriate Bank personnel.

(b)                                 During the life of this Order, the Bank shall perform due diligence on a semi-annual basis to ensure that third parties have in place an adequate training program to ensure that their employees act in compliance with consumer protection laws and regulations, including, but not limited to the FTC Act, the FDCPA, the Equal Credit Opportunity Act, and all implementing rules and regulations, regulatory guidance, and statements of policy.

(c)                                  During the life of this Order, the Bank’s Compliance Committee established pursuant to paragraph 1(b) of section I(B) of this Order shall, on a semi-annual basis, submit a written report to the Board and senior management as to whether the third parties are in compliance with federal consumer protection laws and implementing rules and regulations, regulatory guidance and statements of policy.  The written report shall include potential violations, deficiencies or other concerns.  The Board shall be responsible for ensuring that corrective actions are taken to address the findings of the written report.

3.                                       COMPLIANCE MANAGEMENT SYSTEM

(a)                                  Within 60 days from the effective date of this Order, the Bank shall develop and implement a Compliance Management System that is commensurate with the level of complexity of the Bank’s operations.

(b)                                 The Compliance Management System shall include the development and implementation of a comprehensive written compliance program (“Compliance Program”) which shall include all of the Consumer Laws to which the Bank is subject.  At a minimum, the Compliance Program shall provide for and include:

(i)                                     Development and implementation of operating procedures for each compliance and fair lending law and regulation to which the Bank is subject.  Operating procedures shall be distributed to all employees having responsibilities that relate to applicable Consumer Laws.

(ii)                                  Development and implementation of a formal training program for all personnel who have compliance responsibilities to ensure that all such personnel are thoroughly knowledgeable of applicable compliance requirements.

(iii)                               Development and implementation of a program to monitor the Bank’s compliance with Consumer Laws.

(iv)                              Development and implementation of procedures to ensure follow-up actions and corrective attention are provided to exceptions identified during monitoring.

(c)                                  The Board shall review the Compliance Program on an annual basis.  Any subsequent modifications to the Compliance Program shall be approved by the Board, in which approval shall be recorded in the minutes of the Board.  Thereafter, the Bank shall follow the written compliance program and/or any subsequent modification thereto.

4.                                       COMPLIANCE OFFICER

(a)                                  During the life of this Order, the Bank shall have and retain a qualified Compliance Officer who possesses the requisite knowledge and experience to administer an effective Compliance Management System, including experience with third-party debit and credit card agreements.  The Compliance Officer shall be independent of the Bank’s debit and credit card operations.  The Compliance Officer shall be given stated written authority by the Bank’s Board to implement and supervise the Bank’s Compliance Program, including but not limited to providing training for the Bank’s employees in all Consumer Laws, establishing internal controls and procedures reasonably designed to prevent violations of Consumer Laws, and performing or supervising periodic internal audits, including audits of third-parties, to ascertain compliance with Consumer Laws and the Bank’s Compliance Program.

(b)                                 The Compliance Management System shall provide sufficient staff personnel to assist the Compliance Officer.

5.                                       INDEPENDENT AUDIT PROGRAM

(a)                                  Within 90 days from the effective date of this Order, the Bank shall have an independent audit to ensure compliance with Consumer Laws.  The audit shall be conducted by qualified personnel with experience in conducting independent audits of compliance programs of banks of a comparable size and complexity.  The audit will assess the Bank’s

Compliance Program, and at a minimum, shall:

(i)                                     Define a comprehensive scope for the audit;

(ii)                                  Identify the number of transactions sampled by category or product type;

(iii)                               Identify deficiencies;

(iv)                              Provide descriptions of or suggestions for corrective actions and time frames for correction; and

(v)                                 Establish follow-up procedures to verify that corrective actions were implemented and effective.

(b)                                 Audit findings, deficiencies, and recommendations must be documented in a written report and provided to the Audit Committee within 10 days after receipt of the independent audit report.  In addition, the audit reports should be thoroughly reviewed by the Board and be fully documented in the Board’s minutes.  The Bank shall forward a copy of the independent audit report to the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) within 10 days of receipt of the independent audit report.

(c)                                  Within 60 days of receipt of the independent auditor’s written report, the Compliance Committee and the Board shall take action to address the audit’s findings, correct any deficiencies noted, and implement any recommendations or explain in writing, in a document signed by all Board members, why a particular recommendation has not been implemented.

(d)                                 After receipt of the independent audit report, the Bank shall on an annual basis conduct subsequent independent audits.  The subsequent audits shall comply with all of the provisions of this paragraph.

6.                                       CORRECTION OF VIOLATIONS OF LAW AND/OR REGULATIONS

(a)                                  Within 30 days of the effective date of this Order, the Bank shall, to the extent possible, correct all violations of Consumer Laws.  In addition, the Bank shall ensure its future compliance with all applicable Consumer Laws.  The Bank’s actions as required by this paragraph shall be satisfactory to the Regional Director as determined at subsequent examinations and/or visitations.

(b)                                 During the life of this Order, the Bank shall not make, directly or indirectly, any false, deceptive, or misleading representations with respect to any extension of credit or other Bank product or service, including the advertising, marketing, offering, soliciting, extending or servicing of any extension of credit or other Bank product or service.

(c)                                  During the life of this Order, the Bank shall not, directly or indirectly, engage in any unfair practices to collect any debt.

7.                                       FINANCIAL EDUCATION

Within 90 days from the effective date of this Order, the Bank shall contribute an aggregate amount of $300,000 to established local or national non-profit organizations for the specific purpose of consumer financial education and counseling, in both English and Spanish, covering topics including, but not limited to, credit cards, prepaid debit cards, mortgages, overdraft programs, and other consumer financial products; credit repair and restoration; budget creation and management.  The Bank must obtain the Regional Director’s approval prior to the disbursement of funds to any specific organization.

II.                                     ORDER FOR RESTITUTION AND OTHER RELIEF

It is further ordered that:

1.                                       RESERVE ACCOUNT

(a)                                  Within 10 days from the effective date of this Order, the Bank shall reserve or deposit into a segregated deposit account (“Reserve Account”) an amount not less than $1,500,000.

(b)                                 The Bank shall make all restitution payments required by paragraphs 3 and 4 of section II of this Order, regardless of whether the total of such payments exceeds the initial funding of the Reserve Account.  The total cash restitution payments made by the Bank as required by paragraphs 3 and 4 of section II of this Order shall not exceed $2,500,000.

(c)                                  Funds remaining in the Reserve Account shall revert to the Bank after all restitution payments required by paragraphs 3 and 4 of section II of this Order have been satisfied.

2.                                       INDEPENDENT CERTIFIED ACCOUNTING FIRM

(a)                                  Within 30 days from the issuance of this Order, the Bank shall retain, at its expense, an independent certified accounting firm (“Firm”) acceptable to the Regional Director to determine compliance with the restitution plans set forth in paragraphs 3 and 4 of section II of this Order.  The Firm shall determine compliance in accordance with the attestation standards established by the American Institute of Certified Public Accountants for agreed-upon procedures for engagements and provide the reports called for in paragraphs 3 and 4 of section II of this Order.

(b)                                 Prior to the engagement of the Firm, and no later than 15 days from the issuance of this Order, the Bank shall submit the name and qualifications of the Firm, together with the proposed engagement letter with the Firm and the proposed agreed-upon procedures, to the Regional Director for non-objection.

(c)                                  The engagement letter between the Bank and the Firm shall grant the FDIC access to the Firm’s staff, work-papers, and materials prepared in the course of the Firm’s engagement and preparation of the reports required by this Order.

(d)                                 To be acceptable to the Regional Director, the Firm must be independent and, at a minimum, comply with the Code of Conduct of the appropriate State Board of Accountancy and meet the auditor independence requirements of the Securities and Exchange Commission.

(e)                                  Within 15 days after submission of the Firm’s name, the Regional Director shall notify the Bank in writing of the FDIC’s objection or non-objection thereto.

3.                                       RESTITUTION PLAN FOR TIGHORN FINANCIAL SERVICES (“TIGHORN”) CREDIT CARD PROGRAM

(a)                                  Within 60 days from the effective date of this Order, the Bank shall prepare a comprehensive restitution plan (“Tighorn Restitution Plan”) for all consumers who had or currently have a New Horizons credit card issued by the Bank through an agreement with Tighorn (“Tighorn Eligible Consumers”).  The Bank shall submit the Tighorn Restitution Plan to the Regional Director for his review, comment, and non-objection prior to implementation.  The Tighorn Restitution Plan shall require the following:

(i)                                                 For all Tighorn Eligible Consumers who were issued New Horizons credit cards before June 2008 and whose accounts are not in default, the Bank shall make the following restitution and take the following equitable action:

(A)                         Reimbursement in cash for all interest charged and paid in cash by the consumer on the amount of debt transferred to such accounts;

(B)                           Reimbursement in cash for the annual fee charged and paid in cash by the consumer for the first year of such accounts; and

(C)                           Refrain from reporting any subsequent default on the account to any Credit Reporting Agency (“CRA”), except as relates to purchases made by the consumer on the New Horizons credit card;

(ii)                                              For all Tighorn Eligible Consumers who were issued New Horizons credit cards before June 2008, made payments on their accounts, and whose accounts are currently in default, the Bank shall make the following restitution and take the following equitable action:

(A)                         Reimbursement in cash for all interest charged and paid in cash by the consumer on the amount of debt transferred to such accounts;

(B)                           Reimbursement in cash for the annual fee charged and paid in cash by the consumer for the first year of such accounts; and

(C)                           Pursue the reversal of any known reporting of default on such accounts to any CRA and refrain from subsequently reporting any default on such accounts to any CRA, except as relates to purchases made by the consumer on the New Horizons credit card;

(iii)                                           For all Tighorn Eligible Consumers who were issued New Horizons credit cards before June 2008, made no payments on their accounts, and whose accounts are currently in default, the Bank shall make the following restitution and take the following equitable action:

(A)                         Pursue the reversal of all interest charged on the amount of debt transferred to such accounts;

(B)                           Pursue the reversal of the annual fee charged to such accounts; and

(C)                           Pursue the reversal of any known reporting of default on such accounts to any CRA and refrain from subsequently reporting any default on such accounts, except as relates to purchases made by the consumer on the New Horizons credit card;

(iv)                                          For all Tighorn Eligible Consumers who were issued New Horizons credit cards from June 2008 through September 2008 and whose accounts are not in default, the Bank shall make the following restitution and take the following equitable action:

(A)                         Reimbursement in cash for the annual fee charged and paid in cash by the consumer for the first year of such accounts; and

(B)                           Refrain from reporting any subsequent default on such accounts to any CRA, except as relates to purchases made by the consumer on the New Horizons credit card;

(v)                                             For all Tighorn Eligible Consumers who were issued New Horizons credit cards from June 2008 through September 2008, made payments on their accounts, and whose accounts are currently in default, the Bank shall make the following restitution and take the following equitable action:

(A)                         Reimbursement in cash for the annual fee charged and paid in cash by the consumer for the first year of such accounts; and

(B)                           Pursue the reversal of any known reporting of default on such accounts to any CRA and refrain from subsequently reporting any default on such accounts to any CRA, except as relates to purchases made by the consumer on the New Horizons credit card;

(vi)                                          For all Tighorn Eligible Consumers who were issued New Horizons credit cards from June 2008 through September 2008, made no payments on their accounts, and whose accounts are currently in default, the Bank shall make the following restitution and take the following equitable action:

(A)                         Pursue the reversal of all interest charged on the amount of debt transferred to such accounts;

(B)                           Pursue the reversal of the annual fee charged to such accounts; and

(C)                           Pursue the reversal of any known reporting of default on such accounts to any CRA and refrain from subsequently reporting any default on such accounts to any CRA, except as relates to purchases made by the consumer on the New Horizons credit card;

(vii)                                       For all Tighorn Eligible Consumers who were issued New Horizons credit cards after September 2008, the Bank shall pursue the reversal of any known reporting of default on such accounts to any CRA and shall refrain from subsequently reporting any default on such accounts to any CRA, except as relates to purchases made by the consumer on the New Horizons credit card.

(b)                                 Within 30 days of receipt of non-objection from the Regional Director, the Bank shall implement the Tighorn Restitution Plan.  Any required cash restitution amount shall be provided to each of the Tighorn Eligible Consumers in the form of a cashier’s check as such consumers are identified.  The cashier’s checks issued by the Bank shall not limit consumers’ rights in any way.

(c)                                  The Firm hired by the Bank pursuant to paragraph 2 of section II of this Order shall review and verify that the Bank accurately identified the Tighorn Eligible Consumers and correctly credited the accounts of, and made cash refunds, as appropriate, to Tighorn Eligible Consumers.

(d)                                 The Firm shall prepare a detailed written report of the processes and procedures by which the Bank determined the restitution amounts described in paragraph 3(a) of section II of this Order.  The report shall also include the following:  (i) total number of Tighorn Eligible Consumers, (ii) total amount of restitution made under the Tighorn Restitution Plan.

(e)                                  The report described in paragraph 3(d) of section II of this Order shall be submitted to the Regional Director for his review, comment, and non-objection within 60 days after the Bank has completed implementation of the Tighorn Restitution Plan.

(f)                                    The Bank shall retain all records pertaining to the Tighorn Restitution Plan, including but not limited to:  documentation of the processes and procedures used to determine the Tighorn Eligible Consumers; the names, contact, and account information of the

Tighorn Eligible Consumers; any mailing records; and documentation that the appropriate restitution and equitable relief were made.

4.                                       RESTITUTION PLAN FOR EDEBIT PAY, L.L.C. (“EDP”) DEBIT CARD PROGRAM

(a)                                  Within 60 days from the effective date of this Order, the Bank shall prepare a comprehensive restitution plan (“EDP Restitution Plan”) for all consumers who had or currently have a prepaid debit card issued by the Bank through an agreement with EDP (“EDP Eligible Consumers”).  The EDP Restitution Plan shall require that all EDP Eligible Consumers be reimbursed for all fees and/or charges incurred in connection with the EDP prepaid debit card other than the initial application and processing fees and monthly maintenance fees during the six years preceding the effective date of this Order.  The Bank shall submit the EDP Restitution Plan to the Regional Director for his review, comment, and non-objection prior to implementation.

(b)                                 Within 30 days of receipt of non-objection from the Regional Director, the Bank shall implement the EDP Restitution Plan.  Any required cash restitution amount shall be provided to each of the EDP Eligible Consumers in the form of a cashier’s check as such consumers are identified.  The cashier’s checks issued by the Bank shall not limit consumers’ rights in any way.

(c)                                  The Firm hired by the Bank pursuant to paragraph 2 of section II of this Order shall review and verify that the Bank accurately identified the EDP Eligible Consumers and correctly credited the accounts of, and made cash refunds, as appropriate, to EDP Eligible Consumers.

(d)                                 The Firm shall prepare a detailed written report of the processes and procedures by which the Bank determined the restitution amounts described in paragraph 4(a) of section II of this Order.  The report shall also include the following:  (i) total number of EDP Eligible Consumers, (ii) total amount of restitution made under the EDP Restitution Plan.

(e)                                  The report described in paragraph 4(d) of section II of this Order shall be submitted to the Regional Director for his review, comment, and non-objection within 60 days after the Bank has completed implementation of the EDP Restitution Plan.

(f)                                    The Bank shall retain all records pertaining to the EDP Restitution Plan, including but not limited to:  documentation of the processes and procedures used to determine the EDP Eligible Consumers; the names, contact, and account information of the EDP Eligible Consumers; any mailing records; and documentation that appropriate restitution was made.

5.                                       MAILING REFUNDS

When the Bank makes cash refunds to Tighorn Eligible Consumers and EDP Eligible Consumers by cashier’s check made payable to that eligible consumer, it shall send the cashier’s check by United States Postal Service first-class mail, address correction service requested, to the consumer’s last address as maintained in the Bank’s records.  The Bank shall make reasonable attempts to obtain a current address for any eligible consumer whose notification letter and/or restitution check is returned for any reason, using standard address search methodologies, and shall promptly re-mail all returned letters and/or restitution checks to current addresses, if any.  If the cashier’s check for any eligible consumer is returned to the Bank after such second mailing by the Bank, or if a current mailing address cannot be identified using standard address search methodologies, the Bank shall retain the restitution amount of such eligible consumer for a period of three-hundred sixty (360) days from the date the restitution check was originally mailed, during which period such amount may be claimed by such eligible consumer upon appropriate proof of identity.  After such time these monies will be disposed of in accordance with the Tighorn and EDP Restitution Plans.

III.                                 ORDER TO PAY

It is further ordered, that by reason of the alleged violations of law and/or regulations, and after taking into account the Consent Order and Order for Restitution, the appropriateness of the penalty with respect to the financial resources and good faith of the Bank, the gravity of the conduct by the Bank, the history of previous conduct by the Bank, and such other matters as justice may require, pursuant to Section 8(i)(2) of the FDI Act, 12 U.S.C. § 1818(i)(2), a civil money penalty of $500,000 is assessed against the Bank.  The Bank shall pay the civil money penalty to the Treasury of the United States.

IV.                                NOTIFICATION AND REPORTING REQUIREMENTS

1.                                       SHAREHOLDER NOTIFICATION

Following the effective date of this Order, the Bank shall send to its shareholder(s) or otherwise furnish a description of this Order in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting.  The description shall fully describe the Order in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

2.                                       PROGRESS REPORTS

On or before the 30th day after the end of the first calendar quarter following the effective date of this Order, and on or before the 30th day after the end of every calendar quarter thereafter, the Bank shall furnish written progress reports to the Regional Director, which detail the form and manner of any actions taken to secure compliance with this Order and the results thereof.  The Bank may discontinue submitting such reports when the corrections required by this Order have been accomplished and the Regional Director has expressly released the Bank in writing from making any further reports.

V.                                    SAVINGS CLAUSE AND EFFECTIVE DATE OF ORDER

The provisions of this Order shall not bar, estop or otherwise prevent the FDIC or any other federal or state agency or department from taking any action against the Bank, any of the Bank’s current or former institution-affiliated parties, including third-parties and/or agents, for violations of any laws, for engaging in unsafe or unsound banking practices, for engaging in unfair or deceptive practices, or for making false or misleading representations.

This Order will become effective upon its issuance by the FDIC.  The provisions of this Order shall be binding on the Bank, its institution-affiliated parties, and their successors and assigns. The provisions of this Order shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this Order shall have been modified, terminated, suspended, or set aside by the FDIC.

Pursuant to delegated authority.

Dated at Washington, D.C., this 29th day of September, 2010.

/s/ Sandra L. Thompson
Sandra L. Thompson
Director
Division of Supervision and Consumer Protection
Federal Deposit Insurance Corporation